Exhibit 99.1

Allied Capital Announces Comprehensive Restructuring of Private Debt Agreements

Washington, DC – September 1, 2009 – Allied Capital Corporation (NYSE: ALD) (the “Company”) announced today that it has completed a comprehensive restructuring of its private notes (the “Notes”) and its bank facility (the “Facility”). Through various pay downs at and before closing, the Company has reduced its total debt outstanding under the Notes by $174.0 million. The highlights of the debt restructuring include:

•	Total outstanding debt under the Notes was reduced through various paydowns to $841.0 million at closing from $1,015.0 million at June 30, 2009

•	The existing Notes were restructured into three new series with Series A maturing on June 15, 2010, Series B maturing on June 15, 2011 and Series C maturing primarily on March 31, 2012, with the remainder maturing on April 1, 2012

•	The Facility was restructured into a term facility maturing on November 13, 2010; total commitments were reduced to $96.0 million from $115.0 million at July 2009

•	The Company granted to its Noteholders and Facility lenders a pari-passu blanket lien on a substantial portion of its assets

•	The restructured Notes and Facility provide the Company with increased financial covenant flexibility

•	The restructured debt results in a significantly increased cost of capital, including significant fees in connection with closing

•	After giving effect to the restructuring, the Company had cash and cash equivalents of approximately $175 million at August 31, 2009

“We are pleased to have completed what has been a long and complex debt restructuring in a very challenging refinancing market,” said John Scheurer, President and CEO of Allied Capital. “We believe the new debt agreements provide significant financial covenant relief and result in a reasonable maturity profile. With this restructuring now behind us, we will continue to focus on de-levering the balance sheet and executing our business strategy to move the company forward and rebuild shareholder value. This is important not only for our shareholders, but also for the thousands of middle market businesses in the US, many of which are facing significant capital needs and look to companies like Allied Capital for their financing,” added Mr. Scheurer.

A summary of the specific terms of each of the restructured debt agreements follows. For additional information regarding the restructuring, please see the Company’s Form 8-K to be filed today with the Securities and Exchange Commission.

Private Notes
Allied Capital had $1,015.0 million of Notes outstanding at June 30, 2009. Through various paydowns at and prior to the closing of the restructuring, the total debt outstanding under the Notes has been reduced to $841.0 million. In connection with the restructuring, the existing Notes were exchanged for three new series of Notes containing the following terms:

			Annual Stated Interest		Annual Stated Interest		Annual Stated Interest	Annual Stated Interest
	Principal Amount		Rate through		Rate beginning		Rate beginning	Rate beginning
	($ in millions)	Maturity Dates	December 31, 2009		January 1, 2010		January 1, 2011	January 1, 2012
Series A	$253.8	June 15, 2010	8.50	%	9.25	%	N/A	N/A
Series B	$253.8	June 15, 2011	9.00	%	9.50	%	9.75%	N/A
Series C	$333.5	March 31 & April 1, 2012	9.50	%	10.00	%	10.25%	10.75%

The Company has granted the Noteholders a blanket lien on a substantial portion of its assets, shared pari-passu with the Facility lenders.

Allied Capital made various cash payments in connection with the restructuring of its Notes. The Company paid an amendment fee of $15.2 million. In addition, the Company paid a make-whole fee of $79.7 million related to a contractual provision in the old Notes. Given the payment of this make-whole fee, the new Notes have no significant make-whole requirement. The Company also paid a restructuring fee of $50.0 million, which will be applied toward the principal balance of the Notes if the Notes are refinanced in full on or before January 31, 2010.

The financial covenants in the Notes were modified as part of the restructuring. The Consolidated Debt to Consolidated Shareholders’ Equity covenant and the Capital Maintenance covenant were both eliminated. The Asset Coverage ratio was set at 1.35:1 initially, increasing to 1.4:1 at June 30, 2010 and to 1.55:1 at June 30, 2011, and maintained at that level through maturity. A new covenant, Total Adjusted Assets to Secured Debt, was set at 1.75:1 initially, increasing to 2.0:1 at June 30, 2010 and to 2.25:1 at June 30, 2011, and maintained at that level through maturity. The ratio of Adjusted EBIT to Adjusted Interest Expense was set at 1.05:1 initially, decreasing to 0.95:1 at December 31, 2009, 0.80:1 at March 31, 2010 and 0.75:1 at June 30, 2010. The interest coverage covenant will then be increased to 0.80:1 on December 31, 2010 and 0.95:1 on December 31, 2011 and maintained at that level through maturity. Compliance with these financial covenants is measured as of the last day of each fiscal quarter, beginning September 30, 2009. The Company continues to be precluded from incurring additional indebtedness unless its asset coverage of all outstanding indebtedness is at least 200%.

Under the new Notes, the Company is required to apply 50% of all net cash proceeds from asset sales to the repayment of the Notes, subject to certain conditions and exclusions. In the case of certain events of default, the Company would be required to apply 100% of all net cash proceeds from asset sales to the repayment of its secured lenders. Subject to a cap and certain liquidity restrictions, the Company may repurchase its public debt; however, the Company is prohibited from repurchasing its common stock and may not pay dividends in excess of the minimum the Company reasonably believes is required to maintain the Company’s tax status as a regulated investment company.

Bank Facility
The Company’s Facility was restructured from a revolving facility to a term facility maturing on November 13, 2010. Total commitments under the Facility were reduced at closing to $96.0 million from $115.0 million at July 2009. There are currently $50.0 million of borrowings and $46.0 million of standby letters of credit (“LCs”) outstanding under the Facility. As the letters of credit terminate and/or expire, the commitments under the Facility will be reduced by a commensurate amount. As a result, the total commitment of $96.0 million will be reduced to a maximum commitment of $57.5 million on September 30, 2009 and $50.0 million on November 1, 2009.

The Company has granted the Facility lenders a blanket lien on a substantial portion of its assets, shared pari-passu with the Noteholders.

Borrowings under the Facility will bear interest at a floating rate of interest, subject to a floor. The floating rate spread increases by 0.5% per annum beginning on January 1, 2010 and continuing through maturity. At closing, the interest rate on the Facility was 8.5% per annum. The Facility requires the payment of a commitment fee equal to 0.50% per annum of the committed amount and an LC fee of 5.0% per annum on LCs issued under the Facility. In addition, the Company agreed to pay an amendment fee at closing of $1.0 million, and a restructuring fee payable on January 31, 2010 equal to 1.0% of the outstanding commitments on such date if the Facility remains outstanding.

The Facility includes the same financial covenants described above with respect to the Notes, as well as the same restrictions on repurchases of public debt, repurchases of common stock and payments of dividends while the debt remains outstanding. The Company is required to apply 6% of all net cash proceeds from assets sales to the repayment of the Facility, subject to certain conditions and exclusions. In the case of certain events of default, the Company would be required to apply 100% of all net cash proceeds from asset sales to the repayment of its secured lenders.

Loss on Extinguishment of Debt and Cost of Restructured Debt Capital
In addition to the closing fees and other amounts incurred to restructure the Notes and the Facility discussed above, the Company also incurred advisory and other fees of approximately $26 million to close the debt restructuring. A portion of the closing costs incurred will be recorded as a loss on extinguishment of debt in the Company’s third quarter of 2009 results of operations and a portion will be deferred and amortized over the respective remaining terms of the Notes and the Facility. The Company estimates that the loss on extinguishment of debt in the third quarter of 2009 will be approximately $116 million. After giving effect to the restructuring and the recording of the loss, the Company estimates that the weighted average cost of capital for the Notes is approximately 13.75% and the Facility is approximately 17.2%.

Maturity Profile
After giving effect to the restructuring, the Company’s scheduled contractual maturities related to its debt facilities at closing were as follows:

Year			Secured Bank
	Privately Issued	Publicly Issued	Facility, including
	Secured Notes	Unsecured Notes	Standby LCs Issued
	Payable(1)	Payable(1)	Thereunder	Total
($ in millions)
2009	$		$$46.0	$46.0
2010	253.8	—	50.0	303.8
2011	253.8	319.9	—	573.7
2012	333.5	195.6	—	529.1
2013	—	—	—	—
Thereafter	—	230.0	—	230.0

Total	$841.0	$745.5	$96.0	$1,682.5

(1) Contractual maturities do not consider the effect of prepayments required under the restructured debt prior to contractual maturity.

About Allied Capital
Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for 50 years. Allied Capital has a diverse portfolio of investments in 92 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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